Exhibit 99.1

Atlantic Coast Federal Corporation Suspends Its Cash Dividend

WAYCROSS, Ga.--(BUSINESS WIRE)--September 25, 2009--Atlantic Coast Federal Corporation (NASDAQ: ACFC), the holding company for Atlantic Coast Bank, today announced that its Board of Directors has voted to suspend the payment of cash dividends to common stockholders in order to preserve capital as challenging economic conditions continue.

Commenting on the announcement, Robert J. Larison, Jr., President and Chief Executive Officer, said, "Given ongoing uncertainties in the current environment and the distinct possibility that this recession may continue to affect us for some time, we believe a more conservative stance is appropriate and the preservation of capital is paramount. Although we recognize that dividend payments are important to our stockholders, the Board believes this step is prudent and necessary to help maintain a sound balance sheet. It is our hope to reinstate the quarterly cash dividend when the economy improves and the Company begins to produce a stronger, more stable earnings performance."

Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. Today, Atlantic Coast Bank is a community-oriented financial institution serving southeastern Georgia and northeastern Florida through 13 locations, including a focus on the Jacksonville metropolitan area. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under the Investor Information section.

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

CONTACT:
Corporate Communications, Inc.
Patrick J. Watson, 615-254-3376